Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-166630 on Form S-8 and Registration Statement No. 333-184790 on Form S-3 of our reports dated February 20, 2013, relating to the consolidated financial statements and financial statement schedules of Retail Properties of America, Inc. (formerly Inland Western Retail Real Estate Trust, Inc.) and subsidiaries, (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Retail Properties of America, Inc. for the year ended December 31, 2012.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 20, 2013